BLACKROCK Municipal Bond Fund, Inc. Insured Fund

FILE #811-02688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/10/2006	LONG ISLAND POWER AUTHORITY	950,000,000	4,680,000

Goldman Sachs & Co.; Citigroup Global Markets Inc.; Lehman Brothers Inc.; UBS Securities LLC; A.G. Edwards & Sons; Inc.; David Lerner Associates, Inc.; First Albany Capital Inc.; Jackson Securities LLC;  J.P. Morgan Securities Inc.; Keybanc Capital Markets; LaSalle Financial Services, Inc.;  Merrill Lynch & Co.;  M.R. Beal & Company; Prager, Sealy & Co., LLC